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                            FIRST AMENDMENT TO LEASE

      THIS FIRST AMENDMENT TO LEASE ("Amendment") is entered into on February 9, 1994 between Anthony-Bennett Properties, a Michigan Co-Partnership
("Landlord"), whose address is 5800 Crooks Road, Suite 100, Troy, MI 48098-2830 and Energy Electric Cable, Inc., a Michigan Corporation ("Tenant"), whose address is 270 Rex Blvd., Auburn Hills, MI 48321. This Amendment amends the Building Lease entered into by the parties on December 22, 1988 ("Lease").

      For valuable consideration, the parties agree as follows:

1. Section 1.1 of the Lease is amended and completely restated as follows:


                                    SECTION 1

                               Demise of Premises

      1.    1.1 Demise of Premises

            Landlord hereby leases to Tenant and Tenant hires from Landlord certain premises located in the City of Auburn Hills and commonly known as 260 and 270 Rex Boulevard, Auburn Hills, Michigan 48321.

            Prior to the Second Commencement Date, the term "Premises" shall consist of the land ("Initial Land") described in Exhibit A attached hereto and the building (sometimes referred to herein as "Initial Building") and related improvements (together with the Initial Building, collectively referred to as the "Initial Improvements") constructed thereon as described in Exhibit B attached hereto.

            Beginning on the Second Commencement Date, the term "Premises" shall consist of the land ("Entire Land") described in Exhibit D attached hereto and the entire 87,932 square foot building ("Entire Building") and related improvements (together with the Entire Building, collectively referred to as the "Entire Improvements") constructed thereon as described in Exhibit E attached hereto. Beginning on the Second Commencement Date, the term "Building" shall mean the Entire Building and the term "Improvements" shall mean the Entire Improvements.

2. Section 2.1 of the Lease is amended and completely restated as follows:



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                                   SECTION II

                     Construction of Leasehold Improvements

      2.1 Construction of Leasehold Improvements

            Landlord agrees to construct certain leasehold improvements to the Entire Land and the Entire Building prior to February 1, 1994 in accordance with the plans and specifications attached hereto as Exhibit F (the "Leasehold Improvements").

3. Section 3.1 and 3.2 of the Lease are amended and completely restated as follows:


                                   SECTION III

                                  Term of Lease

      3.1 Term of Lease.

            The term of this Lease begins on the Initial Commencement Date (as defined in Section 3.2) and continues until the tenth anniversary of the Second Commencement Date.

            "Lease Year" shall mean the consecutive twelve month period following the Commencement Date or, if the Commencement Date is other than the first day of a calendar month, then the twelve month period following the Anniversary Date, and each anniversary thereof. The first Lease Year shall also include the period from the Commencement Date to the first Anniversary Date.

      3.2 Commencement Date

            The commencement date with respect to the Initial Land and Initial Building ("Initial Commencement Date") shall be
      June 9, 1989.

            The commencement date with respect to the Entire Land and Entire Building ("Second Commencement Date") shall be
      February 1, 1994.

4. The following paragraph shall be added to Section 4.2 of the Lease:

                  Notwithstanding any provision in the preceding
            paragraph to the contrary;




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            (a)   The Annual Rent for the Premises for each of the first five
                  Lease Years following the Second Commencement Date shall be Four Hundred Eight Thousand and Eighty Three Dollars ($408,833.00) per year, payable in monthly installments of Thirty-Four Thousand Seventy Three and 58/100 ($34,073.58) on the first day of each month beginning with February 1, 1994; provided, however, that if possession of the Entire Building is not delivered to Tenant on February 1, 1994, then from February 1, 1994 until possession of the Entire Building is delivered, rent shall abate on a prorata basis with respect to that portion of the Entire Building for which possession has not been delivered. (For example, if 10% of the square footage of the Entire Building is not ready for occupancy until February 10, then the rent would be reduced by 10% for those 10 days). Possession shall be deemed delivered when (i) the space in question is available for occupancy by Tenant, (ii) the Leasehold Improvements applicable to that space have been completed, and (iii) Landlord has received a temporary certificate of occupancy for that space, if required.

            (b) The Annual Rent for each of the five Lease Years after the fifth anniversary of the Second Commencement Date shall be the lessor of:

                  (i) Four Hundred Seventy Four Thousand Seven Dollars and 44/100 ($474,007.44); or

                  (ii) A figure equal to: $408,883 increased in the same proportion that the CPI for February, 1999 increased over the CPI for February, 1994;

            payable in equal monthly installments, each installment due on the first day of each month coincident with or following the fifth anniversary of the Second Commencement Date.

            The CPI is defined as the Consumer Price Index for Detroit - All Urban Consumers (CPI-U): All Items (1982-1984 =100) as promulgated by the United States Department of Labor. If a CPI is not issued for February, 1999 or February, 1994, the CPI shall be the most recent CPI issued prior to such respective dates. In the event a substantial change is made in the method of establishing the CPI, then the CPI will be adjusted to the figure which would have resulted had no change occurred in the manner of computing the CPI. In the event that the CPI (or a successor of



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      substitute index) is not available, a reliable governmental or other non partisan publication, evaluating the information previously used in the CPI, will be used.

            By way of example only, Section 4.2(b) is illustrated as follows:
      Assuming the CPI for February 1994 is 138.3 and the Lease for CPI for February, 1999 is 158.7, the Annual Rent for Lease Years after the fifth anniversary of the Second Commencement Date would be the lessor of:

                  (i)   $474,007.44; or

                  (ii)  $469,195 ($408,883 multiplied by 158.7/138.3), or
                        namely, $469,195.

5. Section 4.3 of the Lease shall be deleted in its entirety.

6. Section 8.1 is amended by inserting the word "Initial" immediately before the phrase "Commencement Date" wherever such phrase occurs, and by adding the following sentence:

            With respect to the Leasehold Improvements outlined in Exhibit F,
            (a) all Leasehold Improvements that are mechanical in nature shall be kept in good repair by Landlord at its expense for a period of two years from February 1, 1994 or their completion, whichever is later, and (b) all other Leasehold Improvements shall be kept in good repair by Landlord, at its expense, for a period of one year from February 1, 1994 or their completion, whichever is later.

7. Section 9A is added as follows:

                                   SECTION 9A

      1. Landlord shall provide, at its sole expense, a Phase I environmental assessment of the portion of the Entire Land and the Building not previously occupied by Tenant ("Subject Premises") in full compliance with ASTM Standards E1527-93 and E1528-93. Tenant and Landlord together shall select the firm which shall perform the Phase I at Landlord's expense. If the Phase I report suggests or identifies any areas of environmental concern, Tenant or Landlord may, at its sole discretion, advise the other in writing that it is opting to terminate this Amendment and same shall be considered void ab initio. If neither party so advises the other within 10 days of receipt of the Phase I report, then the report shall be deemed acceptable to both parties and said termination rights shall lapse.

      2. At the conclusion of this Lease, a supplemental Phase I report shall be obtained with respect to the operation



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            of Tenant on the Entire Premises. The cost of the supplemental Phase
            I report shall be split evenly by Landlord and Tenant.

      3. Except to the extent permitted by federal, state and local law, Tenant shall not discharge, release, generate, treat, store, dispose of or deposit in, on or under the Premises, or permit to be discharged, released, generated, treated, stored, disposed of or deposited in, on or under the Premises, any "toxic or hazardous substance", asbestos, urea formaldehyde insulation, PCB's, radioactive materials, flammable explosives or any other hazardous or contaminated substance (collectively "Hazardous Materials") prohibited, limited or regulated under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA") or under any other applicable federal, state or local statues, regulations or ordinances (collectively the "Environmental Laws"). Tenant agrees to indemnify and hold Landlord harmless from and against any and all claims, liabilities, damages, costs and expenses (including reasonable attorney fees) incurred by Landlord relating to or arising as a result of Tenant's breach of this section, including, without limitation, cleanup costs and future response costs under CERCLA.

      4. Landlord represents and warrants that Landlord does not now use, and had not at any time since it acquired the Premises (or the buildings of which the Premises form a part) used or knowingly allowed any other person to use the Premises for the purpose of disposal, refining, generating, manufacturing, producing, handling, transferring, releasing, storing, processing or transporting any Hazardous Materials and any other substances identified in or for purposes of the Resource and Conservation Recovery Act of 1976, Comprehensive Environmental Response Compensation and Liability Act of 1980, or the Superfund Amendments and Reauthorization Act except in such a manner permitted under federal, state and local law, and to the best of Landlord's knowledge the Premises have never ben used for the foregoing purposes or for the release, generation, storage, treatment, disposal or deposit of Hazardous Materials except in such a manner permitted under federal, state and local law; nor has Landlord conducted or knowingly permitted any activity at the Premises which was in violation of any other state, local or federal environmental law, statute or regulation.

            Landlord further represents as follows:



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      (a)   Neither Landlord, nor to its knowledge, any of its prior tenants or predecessors in interest, have maintained or have had any knowledge regarding the existence of underground or above ground storage tanks on the Entire Land and Entire Building at any time.

      (b) To the knowledge of Landlord, all operations at the Entire Land and Entire Building have been in compliance with all applicable laws, rules, ordinances, permits and regulations regarding the handling of hazardous substances.

      (c) That except for (1) any certificate of occupancy required for Tenant to take occupancy of the Subject Premises and (2) any permits, licenses and approvals required of Tenant to conduct its operations, Landlord represents that it has secured all necessary permits, licenses and approvals necessary to the current operations at the Subject Premises and that it is in compliance with such permits, licenses and approvals.

      (d) Landlord represents that it has not received notices of any pending legislative, administrative, or judicial proceedings, claims or lawsuits arising out of operations at the Subject Premises.

                  If any claim of any nature arises out of any activity alleged to have been violative of any state, local or federal environmental law, statute or regulation, which violation is alleged to have occurred prior to the Second Commencement Date of this Lease and Tenant's occupancy of the Subject Premises, Landlord shall indemnify, hold harmless and defend Tenant against any claims, liabilities, damages, costs and expense (including reasonable attorney fees) arising out of any such alleged violation provided that such violation was neither (i) known to Tenant prior to Tenant's occupancy of the Subject Premises or (ii) a result or consequence of Tenant's operations at the Premises.

      5. Within thirty (30) days of the Second Commencement Date and thereafter upon the reasonable request of Landlord or its lender from time to time, but not more frequently than once every twelve
            (12) months unless required of any of the parties by any applicable law or governmental authority, Tenant shall furnish Landlord a list of all Hazardous Materials, to the extent



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            regulated by Environmental Laws, used or stored on the Premises.

8. Except as specifically amended by this Amendment, the parties hereby ratify and reconfirm all other provisions of the Lease.

WITNESSES:                                LANDLORD:

                                          ANTHONY-BENNETT PROPERTIES, a
                                          ----------------------------
                                          Michigan Co-Partnership

                                          By:   /s/
----------------------------                 ------------------------

                                             Its:
                                                 --------------------

                                          TENANT:

                                          ENERGY ELECTRIC CABLE, INC., a
                                          ----------------------------
                                          Michigan Corporation

 /s/ Arthur I. Shaw                       By:  /s/ John E. Pylak
----------------------------                 ------------------------
    Arthur I. Shaw                           Its:  President